SEVENTH AMENDMENT TO THE

NORTHERN LIGHTS FUND TRUST II

CUSTODY AGREEMENT

THIS SEVENTH AMENDMENT to the Custody Agreement, dated as of May 26, 2015, as amended (the “Agreement”), is entered into as of the last date on the signature block by and between NORTHERN LIGHTS FUND TRUST II, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to update the funds list, Exhibit B of the Agreement to add the following fund:

•	North Star Small Cap Value Fund

WHEREAS, the parties desire to update the funds list, Exhibit B of the Agreement, to remove F/M Investments European L/S Small Cap Fund;

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend as follows:

Amended Exhibit B is hereby superseded and replaced in its entirety with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the first date and year written above.

NORTHERN LIGHTS FUND TRUST II                              U.S. BANK, N.A.

By: /s/ Allyson Stewart                                                                 By: /s/ Gregory Farley

Name: Allyson Stewart                                                                Name: Gregory Farley

Title: Assistant Secretary                                                              Title: Senior Vice President_

Date: April 5, 2023                                                                     Date: May 11, 2023

1

Amended Exhibit B

to the Custody Agreement

Separate Series of Northern Lights Fund Trust II

Invenomic Fund
North Star Small Cap Value Fund

2